Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-145764, 333-138461, 333-109709, 333-97521, 333-63798, 333-35114, 333-62619, and 333-14057) and on Form-3 (333-125640) of our reports dated February 22, 2008 and March 26, 2007 relating to the consolidated financial statements and financial statement schedules as of and for the years ended December 31, 2007 and 2006, and the effectiveness of BroadVision, Inc.¡¦s internal control over financial reporting as of December 31, 2007, included in this Annual Report on Form 10-K.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
February 19, 2008